Exhibit 10.1

FIRST AMENDMENT OF LEASE

This FIRST AMENDMENT OF LEASE (this “Amendment”) is made as of the 20th day of November, 2020 (the “Effective Date”), between 55 CAMBRIDGE PARKWAY, LLC, a Delaware limited liability company, having an address c/o Invesco Real Estate, 225 Liberty Street – 12th floor, New York, New York 10281, as landlord (“Landlord”), and KALVISTA PHARMACEUTICALS, INC., a Delaware corporation, having an address at 55 Cambridge Parkway, Cambridge, Massachusetts 02142, as tenant (“Tenant”).

BACKGROUND

Landlord and Tenant are the current holders of the landlord’s and tenant’s interests, respectively, under that certain Office Lease Agreement dated as of May 19, 2017, for certain premises consisting of approximately 2,762 rentable square feet of space on the ninth (9th) floor of the East Wing (the “Existing Premises”) of the building located at 55 Cambridge Parkway, Cambridge, Massachusetts (the “Building”).

The parties desire to (a) add approximately 5,644 rentable square feet of space on the ninth (9th) floor of the East Wing of the Building to the Existing Premises on the terms and provisions of this Amendment, and (b) amend the Lease in certain other respects, all as hereinafter set forth. Capitalized terms not defined herein shall have the same meaning ascribed to them in the Lease.

W I T N E S S E T H:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Inclusion of Expansion Premises. There shall be added to the Premises under the Lease the space on the ninth (9th) floor of the East Wing of the Building shown as the “Expansion Premises” on Schedule A-1 attached hereto, which space consists of approximately 5,644 rentable square feet of space (the “Expansion Premises”), effective as of the later of (a) the date that Landlord delivers to Tenant the Expansion Premises, free of all tenants and other occupants, with the Delivery Condition Work (as defined in Exhibit “B” attached hereto) substantially complete, which date is estimated to occur on March 1, 2021, as extended for any Tenant Delays and any Force Majeure Delays (as such terms are defined in Exhibit “B” attached hereto) (the “Estimated Expansion Premises Delivery Date”), and (b) January 1, 2021 (such later date, the “Expansion Premises Commencement Date”). The “Expansion Premises Rent Commencement Date” shall mean the date that is two (2) months after the Expansion Premises Commencement Date.

2.Term for Expansion Premises and Extension of Term for Existing Premises. With respect to the Expansion Premises only, the Term of the Lease shall mean the period commencing on the Expansion Premises Commencement Date and ending on September 30, 2028 (the “New Expiration Date”).

Notwithstanding anything to the contrary in the Lease, the Term of the Lease with respect to the Existing Premises shall be extended to be coterminous with the Term for the Expansion Premises. Accordingly, the Term of the Lease with respect to the Existing Premises is hereby extended beyond the scheduled expiration date of September 30, 2022, for the period commencing on October 1, 2022 and ending on the New Expiration Date (the “Extended Existing Premises Term”). All terms and provisions of the Lease, as amended hereby, shall apply to Tenant’s leasing of the Existing Premises for and during the Extended Existing Premises Term, except to the extent expressly provided herein.

3.Delivery of Expansion Premises. Landlord shall, at Landlord’s sole cost and expense, perform the Delivery Condition Work in accordance with Exhibit “B” attached hereto, using new or like-new materials that meet the Building standard for materials, finishes and quantities, on or before the Expansion Premises Commencement Date. Except for the Delivery Condition Work, Landlord shall deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date in its then “AS-IS,” “WHERE-IS” condition, without any additional obligation on the part of Landlord to perform any construction therein or to prepare the same for Tenant’s occupancy or otherwise; provided however, notwithstanding the foregoing, the Expansion Premises shall be delivered to Tenant in “broom clean” condition, free of all tenants and other occupants and free of all personal property and equipment, except for such existing furniture of PA Consulting (as defined below) as Tenant has agreed to acquire from PA Consulting pursuant to a separate agreement between Tenant and PA Consulting (the “Existing Furniture”), provided that Tenant has delivered written notice to Landlord identifying such Existing Furniture at least thirty (30) days prior to the Expansion Premises Commencement Date.

The Delivery Condition Work includes removing the demising wall between the Existing Premises and the Expansion Premises, and may include certain other work that impacts the Existing Premises. Landlord shall have reasonable access to the Existing Premises for the purposes of planning and performing the Delivery Condition Work. If necessary, Tenant shall be responsible for (a) moving all personal property and for any other preparatory work as is necessary to permit Landlord to perform and complete the Delivery Condition Work in a timely fashion, and (b) ensuring that Tenant’s employees are not in any area affected by such Delivery Condition Work while the same is being conducted. Tenant hereby acknowledges and agrees that Landlord’s performance of the Delivery Condition Work shall not constitute a constructive eviction of Tenant under the Lease.

4.Amendments to Article 1 of the Lease As of Expansion Premises Commencement Date. Effective as of the Expansion Premises Commencement Date, Article 1 of the Lease shall be amended as follows:

(a)	The provisions setting forth the “Address of Landlord for Notices” are hereby modified to reflect Landlord’s current addresses for notices as follows:

55 Cambridge Parkway, LLC
c/o Lincoln Property Company
55 Cambridge Parkway

Cambridge, MA 02142
Attention: Baron Hartley
Telephone: [***]

With a copy to:

Invesco Real Estate
225 Liberty Street – 12th floor
New York, NY 10281
Attention:Asset Manager

55 Cambridge Parkway

Cambridge, MA 02142

(b)	The definition of “Premises” shall be amended by deleting the current definition in its entirety and substituting the following definition therefor:

“Approximately 8,406 rentable square feet, consisting of (i) approximately 2,762 rentable square feet (the “Rentable Square Footage of the Existing Premises”) on the ninth (9th) floor of the East Wing of the Building, as shown on Exhibit “A” hereto as the “Existing Premises”, and (ii) approximately 5,644 rentable square feet (the “Rentable Square Footage of the Expansion Premises”) on the ninth (9th) floor of the East Wing of the Building, as shown on Exhibit “A” hereto as the “Expansion Premises” (collectively, the “Premises”).”

(c)	The definition of “Lease Term” shall be amended by deleting the current definition in its entirety and substituting the following definition therefor:
“(i)	For the Existing Premises only, the period commencing on September 15, 2017 and expiring on the New Expiration Date (as defined below).
(ii)

For the Expansion Premises only, the period commencing on the Expansion Premises Commencement Date (as defined in the First Amendment of Lease between Landlord and Tenant (the “First Amendment”)) and expiring on September 30, 2028 (the “New Expiration Date”).”

(d)	The definition of “Minimum Annual Rent” with respect to the Existing Premises shall be amended by adding the following at the end of the rent chart set forth in Section 1.1(h) of the Lease:
“(vi)

For the period commencing October 1, 2022 and ending on the New Expiration Date: A per annum amount equal to 2,762 rentable square feet of space multiplied by the then per square foot per annum Minimum Annual Rent rate in effect for the Expansion Premises for such period (including any increases in such rate as provided in Section 1.1(h) of the Lease).”

(e)

The definition of “Minimum Annual Rent” shall be further amended by adding the following at the end of Section 1.1(h) of the Lease:

“Minimum Annual Rent for the Expansion Premises shall be payable at the following amounts:

Expansion Lease Year	RSF Rate	Annual Amount	Monthly Amount
Expansion Lease Year 1	$92.00/RSF	$519,248.00	$43,270.67
Expansion Lease Year 2	$94.30/RSF	$532,229.20	$44,352.43
Expansion Lease Year 3	$96.66/RSF	$545,534.93	$45,461.24
Expansion Lease Year 4	$99.07/RSF	$559,173.30	$46,597.78
Expansion Lease Year 5	$101.55/RSF	$573,152.64	$47,762.72
Expansion Lease Year 6	$104.09/RSF	$587,481.45	$48,956.79
Expansion Lease Year 7	$106.69 /RSF	$602,168.49	$50,180.71
Expansion Lease Year 8	$109.36/RSF	$617,222.70	$51,435.23

As used above, the term “Expansion Lease Year” shall mean the one-year period beginning on the Expansion Premises Rent Commencement Date (as defined in the First Amendment) and each consecutive one-year period thereafter, except that (A) if the Expansion Premises Rent Commencement Date shall not occur on the first day of a calendar month, then Expansion Lease Year 1 shall also include the partial calendar month during which the first (1st) anniversary occurs (i.e., the period of such calendar month after such first anniversary), and (B) Expansion Lease Year 8 shall mean the partial year period beginning on the day after the expiration of Expansion Lease Year 7 and ending on the New Expiration Date.

(f)	The definition of “Expense Stop” shall be amended by deleting the current definition in its entirety and substituting the following definition therefor:
“(i)	For the Existing Premises only, an amount equal to the Operating Costs for the calendar year ending December 31, 2019 divided by the Rentable Square Footage of the Building.
(ii)	For the Expansion Premises only, an amount equal to the Operating Costs for the calendar year ending December 31, 2019 divided by the Rentable Square Footage of the Building.”
(g)	The definition of “Tax Stop” shall be amended by deleting the current definition in its entirety and substituting the following definition therefor:
“(i)	For the Existing Premises only, an amount equal to the Taxes for the tax fiscal year ending June 30, 2021 divided by the Rentable Square Footage of the Building.

(ii)	For the Expansion Premises only, an amount equal to the Taxes for the tax fiscal year ending June 30, 2021 divided by the Rentable Square Footage of the Building.”

5.Replacement of Exhibit “A” To Lease (Outline of Premises) As of Expansion Premises Commencement Date. Effective as of the Expansion Premises Commencement Date, Exhibit “A” to the Lease shall be amended by deleting it in its entirety and substituting Exhibit “A” attached hereto therefor.

6.Amendments to Article 5 of Lease (Additional Rent) As of Expansion Premises Rent Commencement Date. Effective as of the Expansion Premises Rent Commencement Date, Article 5 of the Lease shall be amended as follows:

(a)	Article 5 of the Lease shall be amended by deleting the first two (2) sentences of the first paragraph thereof in their entirety and substituting the following therefor:

“Tenant shall pay as additional rent each year the amount if any, by which the Tenant’s Share of Operating Costs, with respect to both the Existing Premises and the Expansion Premises, during each Operating Year of the Lease Term (or portion thereof) exceeds the applicable Base Operating Share. For purposes of this Lease, (i) “Base Operating Share” means (A) for the Existing Premises, an amount equal to the product of the Rentable Square Footage of the Existing Premises multiplied by the Expense Stop for the Existing Premises and (B) for the Expansion Premises, an amount equal to the product of the Rentable Square Footage of the Expansion Premises multiplied by the Expense Stop for the Expansion Premises, and (ii) “Tenant’s Share of Operating Costs” means (y) for the Existing Premises, an amount equal to the product of the Rentable Square Footage of the Existing Premises multiplied by the actual per square foot Operating Costs for the Project during the applicable Operating Year of the Lease Term, and (z) for the Expansion Premises, an amount equal to the product of the Rentable Square Footage of the Expansion Premises multiplied by the actual per square foot Operating Costs for the Project during the applicable Operating Year of the Lease Term.”

(b)	Article 5 of the Lease shall be further amended by deleting the first two (2) sentences of the second paragraph in their entirety and substituting the following therefor:

“Tenant shall also pay as additional rent each year the amount if any, by which the Tenant’s Share of Taxes, with respect to both the Existing Premises and the Expansion Premises, during each Operating Year of the Lease Term (or portion thereof) exceeds the applicable Base Tax Share. For purposes of this Lease, (i) “Base Tax Share” means (A) for the Existing Premises, an amount equal to the product of the Rentable Square Footage of the Existing Premises multiplied by the Tax Stop for the Existing

Premises and (B) for the Expansion Premises, an amount equal to the product of the Rentable Square Footage of the Expansion Premises multiplied by the Tax Stop for the Expansion Premises, and (ii) “Tenant’s Share of Taxes” means (y) for the Existing Premises, an amount equal to the product of the Rentable Square Footage of the Existing Premises multiplied by the actual per square foot Taxes during the applicable Operating Year of the Lease Term, and (z) for the Expansion Premises, an amount equal to the product of the Rentable Square Footage of the Expansion Premises multiplied by the actual per square foot Taxes during the applicable Operating Year of the Lease Term.”

7.Deletion of Exhibit “D” to Lease (Work Letter) As of Effective Date. Effective as of the Effective Date, Exhibit “D” to the Lease is hereby deleted and of no further force or effect.

8.Parking Rights For And During The Term for Expansion Premises. In connection with the leasing of the Expansion Premises hereunder, so long as Tenant shall not be in default under the Lease beyond the expiration of applicable notice and cure periods, Tenant shall have the right to use up to seven (7) parking spaces in the Automobile Parking Areas, on an unreserved, unassigned basis, in common with other tenants of the Building. During the Lease Term for the Expansion Premises, Tenant shall pay to Landlord each month with the payment of Minimum Annual Rent the then monthly parking charge (currently $425 per unreserved space per month) set by Landlord, regardless of whether Tenant or any invitees, employees or contractors of Tenant actually use such spaces, for each of the seven (7) parking spaces (the “Expansion Premises Parking Charges”), but subject to the next sentence. At any time during the Term, Tenant may reduce the total number of parking spaces it is using hereunder by delivering thirty (30) days’ advance written notice to Landlord (a “Parking Space Relinquishment Notice”), whereupon Tenant’s right to use the relinquished parking space, and Tenant’s obligation to pay the monthly parking charge for such relinquished parking space for future monthly periods, shall terminate as of the date that is thirty (30) days after the date of the Parking Space Relinquishment Notice; provided however, once Tenant relinquishes the right to use any such parking spaces it shall have no further right to reacquire the right to use such relinquished parking spaces. Such rate shall be subject to change by Landlord during the Lease Term for the Expansion Premises upon reasonable prior written notice to Tenant. Tenant shall be responsible for causing its visitors to park only in spaces or areas marked “Visitor parking” and Tenant and its employees shall not park in spaces or areas marked “Visitor-Parking” or “No parking”. Landlord reserves the right to tow any cars parked in “Visitor Parking” or “No Parking” areas at the sole expense of the owner of the improperly parked car. Landlord reserves the right to designate reserved parking spaces for the Building’s tenants. Nothing contained herein shall be deemed to create liability upon Landlord for any damage to motor vehicles of Tenant’s permittees, or from loss of property from within such motor vehicles while parked in the Automobile Parking Areas. Landlord has the right to enforce against all users of the Automobile Parking Areas the parking rules and regulations set forth on Exhibit “C” to the Lease, as the same may be amended by Landlord from time to time.

9.Signage For Expansion Premises. To the extent any updates are required to reflect the inclusion of the Expansion Premises, Landlord shall provide, at Landlord’s sole cost and expense, Building standard signage for Tenant in the elevator lobby of the ninth (9th) floor of the Building and on the main directory in the Building lobby.

10.Applicability of Lease to Expansion Premises. Effective as of the Expansion Premises Commencement Date, except to the extent otherwise expressly provided in this Amendment or except to the extent inconsistent with the terms of this Amendment, all terms and provisions of the Lease shall be applicable to Tenant’s leasing of the Expansion Premises.

11.Expansion Premises Security Deposit. Landlord is currently holding a letter of credit in the amount of $92,066.65 for the Security Deposit (the “Letter of Credit”) under the Lease. Landlord shall continue to hold the Letter of Credit through the Lease Term (as extended hereby), subject to the terms and conditions of Article 9 of the Lease, except that, effective as of the Effective Date, said Article 9 is hereby amended by deleting the last two paragraphs therefrom and replacing them with the following:

“Provided that (a) Tenant’s Total Stockholder’s equity shown on its then most recent 10- Q filing shall be at least $34,849,000.00 on the effective date of such reduction and (b) there has been no Event of Default under the Lease through the effective date of such reduction, Tenant may reduce the Letter of Credit, effective as of the first day of the thirty-sixth (36th) full calendar month after the Expansion Premises Rent Commencement Date (as defined in the First Amendment), to $73,365.32 by providing to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit meeting the provisions of this Article 9 and reflecting such $73,365.32 amount on or before the first day of the thirty-eighth (38th) full calendar month after the Expansion Premises Rent Commencement Date.

Provided that (a) the Letter of Credit shall have been previously reduced under the prior paragraph, (b) Total Stockholder’s equity shown on its then most 10-Q filing shall be at least $34,849,000.00 on the effective date of such reduction and (c) there has been no Event of Default under the Lease through the effective date of such reduction, Tenant may reduce the Letter of Credit, effective as of the first day of the fifty-fourth (54th) full calendar month after the Expansion Premises Rent Commencement Date, to $55,239.99 by providing to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit meeting the provisions of this Article 9 and reflecting such $55,239.99 amount on or before the first day of the fifty-sixth (56th) full calendar month of the Lease Term.”

12.Brokerage. Landlord and Tenant hereby represent and warrant to each other that, other than Lincoln Property Company and Newmark Knight Frank (collectively, the “Brokers”), neither has dealt with any real estate broker or agent in connection with the procurement of this Amendment. Other than for the Brokers, whose commissions shall be payable by Landlord pursuant to a separate agreement, Tenant shall indemnify and hold Landlord harmless from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent in connection with the procurement of this Amendment because of any act or statement by Tenant.

13.Ratification of Lease Provisions. Except as otherwise expressly amended, modified and provided for in this Amendment, Tenant hereby ratifies all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect.

14.Entire Amendment. This Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

15.Binding Amendment. This Amendment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

16.Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.

17.Authority. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

18.No Reservation. Submission of this Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Amendment shall not be effective until execution and delivery by each of the parties hereto.

19.Counterparts; Electronic Signatures. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic mail or facsimile version of an executed original of this Agreement shall be deemed an original, and each of the parties hereto intends to be bound by an electronic mail or facsimile version of a fully-executed original hereof or of an electronic mail or facsimile version of executed counterpart originals hereof. This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature.

20.Amendment Subject to Execution and Delivery of PA Consulting Termination Agreement. Notwithstanding anything to the contrary, Tenant acknowledges and agrees that (i) all or a portion of the Expansion Premises are currently occupied by PA Consulting Group, Inc. (“PA Consulting”), and (ii) the effectiveness of this Amendment is expressly contingent upon the full execution and delivery of a lease termination agreement providing for the early termination of PA Consulting’s lease effective prior to the Expansion Premises Commencement Date, in form satisfactory to Landlord in Landlord’s sole discretion (the “PA Consulting Termination Condition”). Upon the full satisfaction of the PA Consulting Termination Condition (the “Contingency”), Landlord shall give Tenant written notice thereof (the “Contingency Satisfaction Notice”) and the Contingency shall be deemed satisfied as of the date of such notice. In the event, however, that the Contingency is not satisfied on or before 5:00 p.m. EST on November 30, 2020, then this Amendment shall terminate automatically and any and all of the terms and provisions herein shall become null and void.

[SIGNATURES ON FOLLOWING PAGE]

WITNESS the execution hereof as of the date first above written.

LANDLORD:

55 CAMBRIDGE PARKWAY, LLC, a Delaware limited liability company

By:	Invesco ICRE Massachusetts REIT Holdings, LLC, its sole member

By:/s/ Perry Chudnoff
Name: Perry Chudnoff
Title: Vice President and Assistant Secretary

TENANT:

KALVISTA PHARMACEUTICALS, INC., a Delaware corporation

By:/s/ Ben Palleiko
Name: Ben Palleiko
Title: CBO & CFO

Schedule A

Outline Plan of Expansion Premises

Schedule A is intended only to show the general outline of the Expansion Premises as of the Expansion Premises Commencement Date. The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist. Landlord is not required to provide, install or construct any such items. It does not in any way supersede any of Landlord’s rights set forth in the Lease (as amended) with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate. The inclusion of elevators, stairways electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building does not mean such items are part of the Premises.

[See Attached Plan]

Exhibit A – Page 1

Expansion Premises

fusion design consultants

LINCOLN PROPERTY COMPANY

55 CAMBRIDGE PARKWAY
8TH FLOOR
CAMBRIDGE, MA

8TH FLOOR

17-004.11

09.16.2020

N.T.A.

JP

LEASE PLAN

Exhibit A – Page 2

EXHIBIT “A”

Outline Plan of Premises

Exhibit A is intended only to show the general outline of the Existing Premises and the Expansion Premises as of the Expansion Premises Commencement Date. The depiction of interior windows, cubicles, modules, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist. Landlord is not required to provide, install or construct any such items. It does not in any way supersede any of Landlord’s rights set forth in the Lease (as amended) with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate. The inclusion of elevators, stairways electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building does not mean such items are part of the Premises.

[See Attached Plan]

Exhibit A – Page 1

fusion

design consultants

LINCOLN PROPERTY COMPANY

55 CAMBRIDGE PARKWAY
8TH FLOOR
CAMBRIDGE, MA

8TH FLOOR

N.T.S.

LEASE PLAN

Exhibit A – Page 2

EXHIBIT “B”

Delivery Condition Work

B.1

Existing Conditions. Subject only to Landlord’s obligation to perform the Delivery Condition Work as provided below and as expressly provided in the First Amendment of Lease, Tenant has inspected, and is satisfied with, the existing, “as-is” condition of the Premises, including any existing improvements and base building elements now located therein.

B.2

Delivery Condition Work. Landlord shall remove the demising wall between the Existing Premises and the Expansion Premises, and perform the initial leasehold improvements to the Expansion Premises (the “Delivery Condition Work”) depicted and described on the space plan attached hereto as Schedule B (the “Space Plan”), using new or like-new materials that conform to the Building standard, quantities and finishes, which Delivery Condition Work includes the following work to the existing office walls and existing meeting room walls that are not full height up to the deck: extend such existing walls up to the deck, insulate such walls, and seal any penetrations in such walls. The Delivery Condition Work shall be constructed by Landlord in accordance with, and subject to, the provisions of this Exhibit “B” and all applicable law. Landlord shall use commercially reasonable efforts to “substantially complete” (as hereinafter defined) the Delivery Condition Work on or before the Estimated Expansion Premises Delivery Date. The time for completion of the Delivery Condition Work shall be extended by (i) any delays caused by Tenant or Tenant’s agents, contractors or employees (“Tenant Delay”), and (ii) any delays due to a cause or causes beyond Landlord’s reasonable control, which shall include, without limitation, all labor disputes, civil commotion, shelter in place orders from any governmental authority, public health emergencies, epidemics, pandemics, widespread disease or other public health and safety concerns (including, without limitation, COVID-19), acts of war, war – like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, terrorism, governmental regulations or controls, governmental mandates or moratorium, fire, earthquake, tornado, flood or other casualty, inability to obtain any labor or material, or through acts of God (“Force Majeure Delay”). For purposes hereof, “substantially complete” and “substantial completion” shall mean that the Delivery Condition Work has been completed in compliance with this Exhibit “B” (which shall include, if and as required, any necessary certificate of occupancy covering the Expansion Premises to be issued by the City of Cambridge, or if not applicable, the equivalent municipal sign-offs for the Delivery Condition Work), other than punchlist-type items, the completion of which will not unreasonably delay or interfere with Tenant’s occupancy of the Expansion Premises for the regular conduct of business; provided, however, that the Delivery Condition Work shall be deemed substantially complete, and the Expansion Premises Commencement Date shall be deemed to occur, on the date on which construction of the same would have been substantially completed but for Tenant Delays, including without limitation, delays due to Change Orders, lack of timely cooperation by Tenant, or any other actions or inactions by Tenant that may delay performance of the Delivery Condition Work. If Landlord is unable to tender possession of the Expansion Premises in such condition to Tenant by the Estimated Expansion Premises Delivery Date, then: (a) the validity of this Lease (as amended) shall not be affected or impaired thereby; (b) Landlord shall not be in default hereunder or be liable for damages therefor; and (c) Tenant shall accept possession of the Expansion Premises when Landlord tenders possession thereof to Tenant.

Exhibit B – Page 1

Landlord may require that the Space Plan or any Change Order be revised if, in Landlord’s reasonable judgment, (i) the requested work would delay completion of the Delivery Condition Work beyond the Estimated Expansion Premises Delivery Date (unless Tenant acknowledges that such delay shall constitute a Tenant Delay), (ii) would increase the cost of operating the Building or performing any other work in the Building (unless Tenant pays such additional costs), (iii) are incompatible with the design, quality, equipment or systems of the Building, (iv) would require unusual expense to readapt the Expansion Premises to general purpose office use, or (v) otherwise do not comply with the provisions of the Lease (as amended). Tenant assumes full responsibility to ensure that the Delivery Condition Work is adequate to fully meet the needs and requirements of Tenant’s business operations within the Expansion Premises and Tenant’s use of the Expansion Premises. Neither the approval by Landlord of the Space Plan, or of any other plans, specifications, drawings or other items associated with the Delivery Condition Work nor Landlord’s performance, supervision or monitoring of the Delivery Condition Work shall constitute any warranty or covenant by Landlord to Tenant that the Space Plan or Delivery Condition Work are adequate for any use or comply with any law.

B.3

Cost of the Delivery Condition Work. Landlord shall perform the Delivery Condition Work described on Schedule B at Landlord’s sole expense, subject to the terms hereof. Any change or addition to the Delivery Condition Work shown on Schedule B, including any specifications for non-building standard materials, quantities or finishes, shall constitute a Change Order under Paragraph B.4 below, and Tenant shall be responsible for all of the net incremental additional costs arising from any such Change Order and all costs of delay due to any Change Order (collectively, “Excess Tenant Work Costs”). Landlord may from time to time require Tenant to pay the estimated Excess Tenant Work Costs to Landlord before performing the Delivery Condition Work (as affected by any Change Order) or otherwise within thirty (30) days following receipt of each of Landlord’s invoices therefor.

B.4

Change Orders. Tenant may, from time to time, by written order to Landlord on a form specified by Landlord (each, a “Change Order”), request a change in the Delivery Condition Work shown on the Space Plan. Landlord shall cause the Delivery Condition Work to be performed in accordance with such Change Order after approval thereof by Landlord. The Space Plan shall not be modified in any material respect except with Landlord’s prior written approval; and all modifications thereto, whether material or not, shall be made only by Change Order submitted to and approved by Landlord. Tenant shall be responsible for all of the net incremental additional costs arising from any Change Order and all costs of delays due to any Change Order, as provided in Paragraph B.3 above and shall pay such Excess Tenant Work Costs to Landlord as provided in Paragraph B.3 above. Any delay in the completion of the Delivery Condition Work due to a Change Order shall constitute a Tenant Delay.

B.5

Construction Management. Landlord or its affiliate or agent shall supervise the Delivery Condition Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Delivery Condition Work, the Building and the Building’s systems.

B.7 Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of Change Orders will be as follows, provided that either party may change its representative upon written notice to the other:

Exhibit B – Page 2

Landlord’s Representative:	Denis Lynch Lincoln Property Company
Tenant’s Representative:

Exhibit B – Page 3

SCHEDULE B

Space Plan

[See Attached]

Exhibit B – Page 1

SCOPE OF WORK:

1. RELOCATE DOOR TO EXISTING MEETING ROOM AT RECEPTION
2. CONSTRUCT TWO NEW PERIMETER OFFICES (DOORS & SIDELIGHTS TO MATCH EXISTING)
3. DEMOLISH EXISTING STORAGE ROOM, COPY AREA, PANTRY AND DEMISING PARTITION TO CREATE ONE SUITE.
4. CONSTRUCT NEW PANTRY WITH SINK AND MILLWORK
5. CONSTRUCT NEW COPU AREA WITH MILLWORK ON EAST SIDE OF PLAN

6. Sidelights in existing office spaces to match (spaces currently marked as meeting rooms/storage).

These offices are supposed also to have sidelights to match existing 9OLE.

fusion

TFP-01

With this addition, this plan is acceptable to KalVista. Ben[signature]